Exhibit 99.1

Proposed Footnote Disclosure to Revised YTD 9/30/22 Unaudited Financial Statements

Subsequent to the original issuance of the condensed consolidated interim financial statements as of and for the nine-month period ended September 30, 2022, AON identified certain misstatements.

•	AON incorrectly accounted for marketable securities, which were considered to be available-for-sale, acquired and sold during 2022 as cash and cash equivalents. As a result, cash and cash equivalents were overstated by $9.9 million, short-term marketable securities was understated by $9.8 million at September 30, 2022 and interest and net income was understated by $0.1 million, other comprehensive loss (unrealized losses on marketable securities) was understated by $0.2 million, and comprehensive income was overstated by $0.06 million for the nine-month period then ended September 30, 2022. Further, these transactions were not accounted for appropriately within the nine-month ended statement of cash flows.

•	During the period, AON incorrectly calculated its contractual allowance model for patient service revenues due to several errors. First, AON’s aged accounts receivable balance used in the allowance calculation was understated resulting in the accounts receivable allowance being understated due to a change in AON’s IT reporting process in fiscal year 2022. Second, credits in accounts receivable, subsequently reclassed to accrued other, were overstated due to a change in how AON processed payments received from secondary insurance. Finally, in calculating net accounts receivable as of September 30, 2022, credit balances were incorrectly included resulting in an understatement of accounts receivable. As a result of the errors, patient accounts receivable, net was overstated by $5.1 million and accrued other was overstated by $2.2 million at September 30, 2022 and revenue was overstated by $2.9 million for the nine-month period ended September 30, 2022.

•	During the period, AON incorrectly applied Accounting Standards Codification (“ASC”) 606 principal vs agent determination to their clinical trial revenue included within other revenue. As a result, other revenue and cost of revenue were understated by $3.1 million for the nine-month period ended September 30, 2022.

•	AON incorrectly accounted for the adoption of ASC 842, Leases as of January 1, 2022 as well as of September 30, 2022. As a result, prepaid expenses and other current assets was overstated by $1.2 million and current portion operating lease liability was overstated by $1.2 million as of September 30, 2022 and January 1, 2022, respectively.

AON has evaluated the quantitative and qualitative effects, individually and in aggregate, of these misstatements and has concluded that the previously reported amounts are not materially misstated. As such, AON is revising the previously reported September 30, 2022, unaudited condensed consolidated interim financial statements for the identified misstatements as follows:

Condensed Consolidated Balance Sheet

	As of September 30
	2022
	As Originally Reported	Adjustments	As Revised
Assets
Current assets
Cash and cash equivalents	$46,625	$(9,942)	$36,683
Short-term marketable securities	-	9,832	9,832
Patient accounts receivable, net	131,591	(5,144)	126,447
Other receivables	26,144	47	26,191
Prepaid expenses and other current assets	3,849	(1,213)	2,636
Total current assets	243,715	(6,420)	237,295
Total assets	$328,917	$(6,420)	$322,497
Liabilities and Members' Equity
Accrued other	$14,905	$(2,239)	$12,666
Current portion of operating lease liabilities	10,028	(1,213)	8,815
Total current liabilities	140,945	(3,452)	137,493
Total liabilities	265,324	(3,452)	261,872
Retained earnings	27,273	(2,807)	24,466
Accumulated other comprehensive loss	-	(161)	(161)
Total members' equity	63,593	(2,968)	60,625
Total liabilities and members' equity	$328,917	$(6,420)	$322,497

Condensed Consolidated Statement of Operations and Comprehensive Income

	Nine Months Ended September 30,
	2022
	As Originally Reported	Adjustments	As Revised
Revenues
Patient services revenue, net	$843,412	$(2,905)	840,507
Other revenue	5,616	3,149	8,765
Total revenue	849,028	244	849,272
Costs and expenses
Cost of revenue	777,509	3,149	780,658
General and administrative expenses	66,300	6	66,306
Total costs and expenses	843,809	3,155	846,964
Income from operations	5,219	(2,911)	2,308
Other income (expense)
Interest income	-	104	104
Income before income taxes	4,034	(2,807)	1,227
Net income	4,034	(2,807)	1,227
Earnings per common unit:
Class A – basic and diluted	317	(279)	38
Class A-1 – basic and diluted	1,559	(278)	1,281
Other comprehensive loss
Unrealized losses on marketable securities	-	(161)	(161)
Other comprehensive loss	-	(161)	(161)
Comprehensive income	$4,034	$(2,968)	$1,066

Condensed Consolidated Statement of Equity

	Nine Months Ended September 30,
	2022
	As Originally Reported	Adjustments	As Revised
Retained Earnings
Net income	$4,034	$(2,807)	$1,227

Accumulated OCI
Unrealized losses on marketable securities	-	(161)	(161)

Total Members' Equity	63,593	(2,968)	60,625

Condensed Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2022
	As Originally Reported	Adjustments	As Revised
Cash flows from operating activities
Net income	$4,034	$(2,807)	$1,227
Patient accounts receivable, net	(20,367)	5,144	(15,223)
Other receivables	(164)	(47)	(211)
Prepaid expenses and other current assets	(572)	1,213	641
Accrued other	676	(2,239)	(1,563)
Operating lease liabilities	(7,039)	(1,213)	(8,252)
Net cash provided by operations	1,579	51	1,630
Cash flows from investing activities
Purchases of marketable securities	-	(11,949)	(11,949)
Sales of marketable securities	-	1,956	1,956
Net cash used in investing activities	(3,066)	(9,993)	(13,059)
Net increase (decrease) in cash and cash equivalents and restricted cash	14,271	(9,942)	4,329
Cash, cash equivalents and restricted cash
End of period	$46,625	$(9,942)	$36,683

Notes 2, 3, 4, 6, 7, 10, 12 and 13 will be revised in connection with the correction of the errors.